                                                    Exhibit 99.1

News
For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN COMPLETES PENDING EUROPEAN ACQUISITIONS

STAMFORD, CT, March 1, 2011 -- Silgan Holdings Inc. (Nasdaq:SLGN) today announced that it has completed its acquisition of Vogel & Noot Holding AG’s metal can business.

The Vogel & Noot business will operate under the name Silgan Metal Packaging and will continue to be headquartered in Vienna, Austria.  Silgan Metal Packaging will operate 12 can manufacturing plants throughout Central and Eastern Europe, with three additional plants to become operational in the near term.

The purchase price for the business (including preliminary post-closing adjustments) was €260 million (or approximately $358.8 million), which includes assumed net indebtedness of approximately €31.7 million (or approximately $43.7 million).  The Company funded the purchase price for this acquisition through Euro denominated revolving loan borrowings under its senior secured credit facility.  The Company expects the business to be modestly accretive to earnings for the full year 2011, but it is likely to be dilutive to earnings in the first quarter of 2011 principally due to the initial write-up of inventory required for accounting purposes.  The Company’s current earnings estimates include the impact of this acquired business.

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SILGAN HOLDINGS
March 1, 2011

The Company also announced today that it completed its acquisition of the twist-off closure business of DGS S.A. in Poland.  This business, which was acquired for €15.8 million (or approximately $21.7 million), will operate as part of the Silgan White Cap Europe business headquartered in Hannover, Germany and will be integrated into the Company’s existing metal closure operations.  After giving effect to the write-up of inventories, this business is expected to be neutral to earnings in 2011.
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Silgan Holdings is a leading manufacturer of consumer goods packaging products with annual net sales of approximately $3.1 billion in 2010.  Silgan operates 83 manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal containers in North America and Europe, and a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for personal care products in North America.

Statements included in this press release, which are not historical facts, are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.  Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2010 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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